Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of May 4, 2026, by and between William Caragol (the “Consultant”) and Quantum Cyber N.V. (the “Company”).

WHEREAS, the Company desires to for the Consultant to provide services on the terms and conditions set forth herein; and

WHEREAS, the Consultant desires to be engaged by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. The Consultant shall serve as the Chief Financial Officer of the Company and to assist the Company with the tasks outlined in Exhibit A – Statement of Work. This Agreement shall be effective as of the date hereof, April 22, 2026 (the “Effective Date”). The period of performance of this Agreement shall be from the Effective Date until August 31, 2026, at which time the agreement may continue on a monthly basis at the mutual agreement of the Consultant and Company; the period during which the Consultant is employed by the Company hereunder is hereinafter referred to as the “Consulting Term.”

2. Position and Duties.

2.1 Position. During the Consulting Term, the Consultant shall report to the Company’s Chief Executive Officer and the Chairperson of the Board of Directors. In providing the Services, the Consultant shall have such duties, authority, and responsibilities as shall be determined from time to time by the CEO and the Board of Directors.

2.2 Duties. During the Consulting Term, the Consultant will commit up to 50% of his professional time to the business of the Company and will not engage in any business, profession, or occupation for compensation or otherwise which would conflict with the performance of the Services either directly or indirectly without the prior written consent of the Board. The Consultant has disclosed to the Company all of his other business interests and it was mutually agreed that these interests do not conflict with the performance of the Services.

3. Place of Performance. The principal place of Consultant’s service shall be virtual. The Consultant shall be responsible for the cost of maintaining his workspace or office at and the costs of operating such office.

4. Compensation.

4.1 Base Compensation. For the Services, the Company shall pay to the Consultant $20,000 per month (the “Base Compensation”) due hereunder at the beginning of each month of service. The period of this agreement related to April 22 to April 30, 2026, will be without charge.

4.2 Equity Compensation. At the discretion of the Company’s Board of Directors the Company may grant the consultant stock or option grants from the Company’s 2025 Omnibus Stock Plan.

4.3 Business Expenses. The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Consultant in connection with the performance of the Consultant’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.4 Indemnification. In the event that the Consultant is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Consultant or the Company related to any contest or dispute between the Consultant and the Company or any of its affiliates with respect to this Agreement or the Consultant’s service hereunder, by reason of the fact that the Consultant is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, Consultant, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Consultant shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

5. Termination of Consultant.

5.1 Termination. The Consulting Term and the Consultant’s service hereunder may be terminated by either the Company or the Consultant at any time and for any reason. In the event of a termination prior to the end of the Consulting Term, the Company shall owe the remainder of the compensation for the period. After the end of the Consulting Term, both the Consultant and Company shall give each other 30 days written notice of a termination. Compensation will cease at the end of that 30 day notice period.

6. Cooperation. The parties agree that certain matters in which the Consultant will be involved during the Consulting Term may necessitate the Consultant’s cooperation in the future. Accordingly, following the termination of the Consultant’s service for any reason, to the extent reasonably requested by the Board, the Consultant shall cooperate with the Company in connection with matters arising out of the Consultant’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Consultant’s other activities. The Company shall reimburse the Consultant for reasonable expenses incurred in connection with such cooperation and, to the extent that the Consultant is required to spend substantial time on such matters, the Company shall compensate the Consultant at a rate based on the Consultant’s Base Compensation on the Termination Date.

7. Confidential Information. The Consultant understands and acknowledges that during the Consulting Term, Consultant will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) Definition.

For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, including that relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, service, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, Consultant lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company Group or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Consultant understands and agrees that Confidential Information includes information developed by Consultant in the course of Consultant’s service to the Company as if the Company furnished the same Confidential Information to the Consultant in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Consultant; provided that, such disclosure is through no direct or indirect fault of the Consultant or person(s) acting on the Consultant’s behalf.

(b) Company Creation and Use of Confidential Information.

The Consultant understands and acknowledges that the Company and its affiliates (the “Group”) have invested, and continue to invest, substantial time, money, and specialized knowledge into researching, developing and commercializing its property and assets. The Consultant understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides them with a competitive advantage over others in the marketplace.

(c) Disclosure and Use Restrictions.

The Consultant agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other Consultants of the Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Group and, in any event, not to anyone outside of the direct employ of the Group except as required in the performance of the Consultant’s authorized Consulting duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Group, except as required in the performance of the Consultant’s authorized Consulting duties to the Company or with the prior consent of the Board acting on behalf of the Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

8. Restrictive Covenants.

8.1 Acknowledgement. The Consultant understands that the nature of the Consultant’s position gives Consultant access to and knowledge of Confidential Information and places Consultant in a position of trust and confidence with the Group. The Consultant understands and acknowledges that the intellectual or artistic and other service Consultant provides to the Group are unique, special, or extraordinary because of the unique nature of the automotive and manufacturing industries.

The Consultant further understands and acknowledges that the Group’s ability to reserve these for the exclusive knowledge and use of the Group is of great competitive importance and commercial value to the Group, and that improper use or disclosure by the Consultant is likely to result in unfair or unlawful competitive activity.

8.3 Non-Solicitation of Employees/Consultants. The Consultant agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of Consulting of any Employee or Consultant of the Group during eighteen (18) months, to run consecutively, beginning on the last day of the Consultant’s service with the Company.

8.4 Non-Solicitation of Customers. The Consultant understands and acknowledges that because of the Consultant’s experience with and relationship to the Group, Consultant will have access to and learn about much or all of the Group’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and/or service.

The Consultant understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Consultant agrees and covenants, during twenty-four (24) months, to run consecutively, beginning on the last day of the Consultant’s service with the Company, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former or prospective customers for purposes of offering or accepting goods or service similar to or competitive with those offered by the Company.

9. Non-Disparagement. The Consultant and Company mutually agree and covenants that they will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group or its businesses, or any of its Consultants, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

This Section 9 does not, in any way, restrict or impede the Consultant from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Consultant shall promptly provide written notice of any such order to the Board.

10. Acknowledgement. The Consultant acknowledges and agrees that the service to be rendered by Consultant to the Company are of a special and unique character; that the Consultant will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Consultant’s service; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Group.

The Consultant further acknowledges that the amount of Consultant’s compensation reflects, in part, Consultant’s obligations and the Company’s rights under Section 7, Section 8, and Section 9 of this Agreement; that Consultant has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; and that Consultant will not be subject to undue hardship by reason of Consultant’s full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company’s enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Consultant of Section 7, Section 8, or Section 9 of this Agreement, the Consultant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12. [Reserved].

13. Proprietary Rights.

13.1 Work Product. The Consultant acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Consultant individually or jointly with others during the provision of Consultant’s service to the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Consultant for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.2 Work Made for Hire; Assignment. The Consultant acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Consultant hereby irrevocably assigns to the Company, for no additional consideration, the Consultant’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.3 Further Assurances; Power of Attorney. During and after Consultant’s service, the Consultant agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Consultant hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Consultant’s behalf in Consultant’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Consultant does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Consultant’s subsequent incapacity.

13.4 No License. The Consultant understands that this Agreement does not, and shall not be construed to, grant the Consultant any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to Consultant by the Company.

14. Not Used.

15. Publicity. The Consultant hereby irrevocably consents to any and all uses and displays, by the Group and its agents, representatives and licensees, of the Consultant’s name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of Consultant’s service to the Company, for all legitimate commercial and business purposes of the Group (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to the Consultant. The Consultant hereby forever waives and releases the Group and its directors, officers, Consultants, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of Consultant’s service to the Company, arising directly or indirectly from the Group’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Florida without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought exclusively in a state or federal court located in Palm Beach County, Florida. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts for purposes of this Agreement and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Consultant and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

19. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Consultant and by the Chairman of the Company’s Board of Directors as directed by the Board and the Compensation Committee. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

20. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction (or pursuant to arbitration under Section 12) to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

21. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

22. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

23. Tolling. Should the Consultant violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Consultant ceases to be in violation of such obligation.

24. Notification to Subsequent Employer. When the Consultant’s service with the Company terminates, the Consultant agrees to notify any subsequent employer of the restrictive covenants sections contained in this Agreement. The Consultant will also deliver a copy of such notice to the Company before the Consultant commences Consulting with any subsequent employer. In addition, the Consultant authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Consultant’s subsequent, anticipated, or possible future employer.

25. Successors and Assigns. This Agreement is personal to the Consultant and shall not be assigned by the Consultant. Any purported assignment by the Consultant shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

26. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Quantum Cyber N.V.

1501 Belvedere Road Suite 500

West Palm Beach, FL 33406

Attn: David Lazar

If to the Consultant:

William Caragol

Address: 851 Broken Sound Pkwy NW, Suite 230, Boca Raton, FL 33487

Email: bill@quidemllc.com

27. Representations of the Consultant. The Consultant represents and warrants to the Company that:

The Consultant’s acceptance of Consulting with the Company and the performance of Consultant’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which Consultant is a party or is otherwise bound. The Consultant’s acceptance of Consulting with the Company and the performance of Consultant’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30. Acknowledgement of Full Understanding. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE CONSULTANT ACKNOWLEDGES AND AGREES THAT CONSULTANT HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF CONSULTANT’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUANTUM CYBER N.V.

By	/s/ David Lazer
Name:	David Lazer
Title:	CEO

CONSULTANT

By	/s/ William J. Caragol
Name:	William J. Caragol